April 17, 1998

Total System Services, Inc.
1200 Sixth Avenue
Columbus, GA 31901

Ladies and Gentlemen:

         With reference to the registration statement which Total System Services, Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), registering 2,000,000 common shares (par value $.10 per share) of the Company (the "Shares") which may be issued and sold under the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan"), I am of the opinion that:

         (1) The Company is a corporation duly organized and validly existing under the laws of the State of Georgia.

         (2) All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance, in the case of authorized and unissued shares, and payment therefor in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

         I do hereby consent to any reference to me contained in, and to the filing of this opinion with the Commission in connection with, the registration.


                                                      Sincerely,

                                                      Kathleen Moates

KM\bmk